Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three and Six Month Periods Ended June 30, 2012

NASHVILLE, TN, August 7, 2012 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three and six month periods ended June 30, 2012.

Operating Results

Revenues for the three months ended June 30, 2012 were $57.9 million, compared with $53.1 million for the same period in the prior year. Loss before income taxes for the three months ended June 30, 2012 was $4.5 million, compared with loss before income taxes of $53.2 million for the same period in the prior year. The loss before income taxes for the three months ended June 30, 2011 included a goodwill and intangible assets impairment charge of $52.4 million, or $1.09 per share on a diluted basis. Net loss for the three months ended June 30, 2012 was $4.2 million, or $0.10 per share on a basic and diluted basis, compared with net loss of $53.5 million, or $1.11 per share on a basic and diluted basis, for the same period in the prior year.

Revenues for the six months ended June 30, 2012 were $113.4 million, compared with $105.9 million for the same period in the prior year. Loss before income taxes for the six months ended June 30, 2012 was $12.6 million, compared with loss before income taxes of $55.1 million for the same period in the prior year. The loss before income taxes for the six months ended June 30, 2011 included a goodwill and intangible assets impairment charge of $52.4 million, or $1.09 per share on a diluted basis. Net loss for the six months ended June 30, 2012 was $12.4 million, or $0.30 per share on a basic and diluted basis, compared with net loss of $55.1 million, or $1.14 per share on a basic and diluted basis, for the same period in the prior year.

Premiums earned for the three months ended June 30, 2012 were $47.7 million, compared with $43.1 million for the same period in the prior year. Premiums earned for the six months ended June 30, 2012 were $93.1 million, compared with $86.6 million for the same period in the prior year. This improvement was primarily due to an increase in the number of policies in force (“PIF”) from 144,410 at June 30, 2011 to 157,795 at June 30, 2012, which we attribute to our continued sales, marketing, customer interaction and product initiatives. In addition, we experienced increases in both new policies sold during the most recent quarter and six-month period on a year-over-year basis and the number of PIF at June 30, 2012 compared to December 31, 2011. For those policies quoted, we continue to experience a higher close ratio for the quarter and six-month period ended June 30, 2012 compared with the same periods in the prior year.

Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 83.3 percent for the three months ended June 30, 2012, compared with 74.6 percent for the three months ended June 30, 2011. The loss and loss adjustment expense ratio was 84.4 percent for the six months ended June 30, 2012, compared with 73.6 percent for the six months ended June 30, 2011. We experienced unfavorable development related to prior fiscal years of $0.8 million for the three months ended June 30, 2012, compared with favorable development of $2.1 million for the three months ended June 30, 2011. For the six months ended June 30, 2012, we experienced unfavorable development related to prior fiscal years of $4.0 million, compared with favorable development of $2.7 million for the six months ended June 30, 2011. The unfavorable development for the three and six months ended June 30, 2012 was primarily due to adverse trends in bodily injury claims for recent accident years.

Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the three months ended June 30, 2012 and 2011 were 81.5 percent and 79.5 percent, respectively. Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the six months ended June 30, 2012 and 2011 were 80.1 percent and 76.8 percent, respectively. The year-over-year increase in the loss and loss adjustment expense ratio was primarily due to higher loss and loss adjustment expense driven by an increase in frequency across most coverages.

In December 2011, we completed the process of implementing new scored pricing programs. We believe these new scored pricing programs provide us with greater pricing segmentation and improve our pricing relative to the risk we are insuring. Currently, approximately 66 percent of our PIF have been underwritten using these new scored pricing programs.

We perform state-by-state reviews of all insurance pricing programs on a quarterly basis and alter rates as we believe necessary. In response to the increases in our loss ratio during recent quarters, we implemented rate increases on most of our non-scored pricing programs during the first quarter. In addition, we recently implemented rate increases for our scored pricing programs in most states. The full benefit of these rate actions will not be fully realized until all customers renew their policies under the new rates, typically six months from the date of rate change implementation.

Expense Ratio. The expense ratio was 25.8 percent for the three months ended June 30, 2012, compared with 28.4 percent for the three months ended June 30, 2011. The expense ratio was 28.8 percent for the six months ended June 30, 2012, compared with 29.8 percent for the six months ended June 30, 2011. Excluding the severance and related benefits charges of $1.3 million incurred in connection with the separation of certain executive officers during March 2011, the expense ratio for the six months ended June 30, 2011 was 28.2 percent, compared to 28.8 percent for the six months ended June 30, 2012.

Combined Ratio. The combined ratio was 109.1 percent for the three months ended June 30, 2012, compared with 103.0 percent for the same period in the prior year. For the six months ended June 30, 2012, the combined ratio was 113.2 percent, compared with 103.4 percent for the same period in the prior year. Excluding the severance and related benefits charges noted above, the combined ratio for the six months ended June 30, 2011 was 101.9 percent.

About First Acceptance Corporation

We are a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals who are categorized as “non-standard” because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance. At June 30, 2012, we leased and operated 369 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products and other insurance products. We are able to complete the entire sales process at the local retail office, over the phone and through our website. In select markets, we also sell our products through 13 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Transition Report on Form 10-K for the transition period from July 1, 2011 to December 31, 2011 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Premiums earned	$47,701	$43,143	$93,120	$86,587
Commission and fee income	8,501	7,699	16,753	15,142
Investment income	1,762	2,143	3,532	4,134
Net realized gains (losses) on investments, available-for-sale	(19)	149	7	71

	57,945	53,134	113,412	105,934

Costs and expenses:
Losses and loss adjustment expenses	39,726	32,186	78,590	63,772
Insurance operating expenses	20,798	19,958	43,560	40,921
Other operating expenses	224	384	490	691
Litigation settlement	—	(3)	—	(4)
Stock-based compensation	115	84	410	633
Depreciation and amortization	573	326	1,002	664
Interest expense	979	980	1,958	1,948
Goodwill and intangible assets impairment	—	52,434	—	52,434

	62,415	106,349	126,010	161,059

Loss before income taxes	(4,470)	(53,215)	(12,598)	(55,125)
Provision (benefit) for income taxes	(262)	259	(183)	(43)

Net loss	$(4,208)	$(53,474)	$(12,415)	$(55,082)

Net loss per share:
Basic and diluted	$(0.10)	$(1.11)	$(0.30)	$(1.14)

Number of shares used to calculate net loss per share:
Basic and diluted	40,852	48,308	40,847	48,256

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $150,595 and $162,575, respectively)	$161,861	$172,825
Cash and cash equivalents	31,802	23,751
Premiums and fees receivable, net of allowance of $450 and $364	46,894	41,313
Other assets	6,873	8,005
Property and equipment, net	5,143	3,315
Deferred acquisition costs	3,280	3,243
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$260,653	$257,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$75,073	$69,436
Unearned premiums and fees	58,375	50,464
Debentures payable	41,240	41,240
Other liabilities	14,203	13,383

Total liabilities	188,891	174,523

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 40,943 and 40,928 shares issued and outstanding, respectively	409	409
Additional paid-in capital	456,488	456,056
Accumulated other comprehensive income	11,266	10,250
Accumulated deficit	(396,401)	(383,986)

Total stockholders’ equity	71,762	82,729

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$260,653	$257,252

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Gross premiums earned:
Georgia	$9,904	$9,269	$19,433	$18,719
Florida	6,847	5,057	12,919	9,896
Texas	5,851	5,753	11,528	11,644
Illinois	5,586	5,617	11,124	11,328
Alabama	4,442	4,176	8,670	8,353
Ohio	3,999	3,545	7,802	7,021
South Carolina	3,222	2,481	6,234	4,951
Tennessee	3,058	2,628	6,010	5,329
Pennsylvania	2,100	2,201	4,147	4,455
Indiana	1,203	1,136	2,379	2,279
Missouri	834	674	1,622	1,400
Mississippi	702	652	1,348	1,306

Total gross premiums earned	47,748	43,189	93,216	86,681
Premiums ceded to reinsurer	(47)	(46)	(96)	(94)

Total net premiums earned	$47,701	$43,143	$93,120	$86,587

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Loss and loss adjustment expense	83.3%	74.6%	84.4%	73.6%
Expense	25.8%	28.4%	28.8%	29.8%

Combined	109.1%	103.0%	113.2%	103.4%

POLICIES IN FORCE
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Policies in force – beginning of period	170,254	160,588	141,862	144,582
Net change during period	(12,459)	(16,178)	15,933	(172)

Policies in force – end of period	157,795	144,410	157,795	144,410

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

POLICIES IN FORCE (continued)

The following tables present total PIF for the insurance operations segregated by policies that were sold through our open and closed retail locations as well as our independent agents. For our retail locations, PIF are further segregated by (i) new and renewal and (ii) liability-only or full coverage. New policies are defined as those policies issued to both first-time customers and customers who have reinstated a lapsed or cancelled policy. Renewal policies are those policies which renewed after completing their full uninterrupted policy term. Liability-only policies are defined as those policies including only bodily injury (or no-fault) and property damage coverages, which are the required coverages in most states. For comparative purposes, the PIF data with respect to closed retail locations for each of the periods presented below includes all retail locations closed at June 30, 2012.

	June 30,
	2012	2011
Retail locations:
Open retail locations:
New	75,137	62,680
Renewal	76,598	75,011

	151,735	137,691

Closed retail locations:
New	681	1,504
Renewal	2,307	3,379

	2,988	4,883

Independent agents	3,072	1,836

Total policies in force	157,795	144,410

	June 30,
	2012	2011
Retail locations:
Open retail locations:
Liability-only	89,006	83,736
Full coverage	62,729	53,955

	151,735	137,691

Closed retail locations:
Liability-only	1,758	3,112
Full coverage	1,230	1,771

	2,988	4,883

Independent agents	3,072	1,836

Total policies in force	157,795	144,410

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Retail locations – beginning of period	378	385	382	393
Opened	—	—	—	—
Closed	(9)	—	(13)	(8)

Retail locations – end of period	369	385	369	385

RETAIL LOCATIONS BY STATE

	June 30,		March 31,		December 31,
	2012	2011	2012	2011	2011	2010
Alabama	24	24	24	24	24	25
Florida	30	31	30	31	30	31
Georgia	60	60	60	60	60	60
Illinois	63	68	66	68	67	73
Indiana	17	17	17	17	17	17
Mississippi	7	8	8	8	8	8
Missouri	11	12	12	12	12	12
Ohio	27	27	27	27	27	27
Pennsylvania	16	16	16	16	16	16
South Carolina	26	26	26	26	26	26
Tennessee	19	20	19	20	20	20
Texas	69	76	73	76	75	78

Total	369	385	378	385	382	393

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885